Exhibit 99.1

News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	Patti D. Hill
Chief Financial Officer	BlabberMouth Public Relations
Nano-Proprietary, Inc.	512.218.0401
248.391.0612	patti@blabbermouthPR.com
dbaker@ameritech.net

NANO-PROPRIETARY, INC. ENTERS INTO LICENSE AGREEMENT WITH KELMAN,
LTD. FOR HYDROGEN SENSOR PRODUCTS

July 13, 2005 -AUSTIN, TX- Austin, Texas-based Nano-Proprietary, Inc. (OTC BB: NNPP), through its subsidiary, Applied Nanotech, Inc. (ANI), today announced that it has entered into an exclusive license agreement with Kelman, Ltd., (“Kelman”) a UK Limited Company related to its hydrogen sensor products and technology for use in the power transformer market. This agreement takes the place of ANI’s previous hydrogen sensor license agreement due to the previous licensee being folded into Kelman.

The agreement grants Kelman an exclusive license for the use of ANI sensor technology for the measurement of hydrogen in power transformers. Kelman will pay a royalty on the sales of the products containing the hydrogen sensors. Kelman’s period of exclusivity extends to June 30, 2006. Kelman, at their option, can extend the exclusivity period beyond that date by making minimum royalty payments. The agreement also calls for ANI to initially sell the sensors to Kelman.

“We are pleased to be working with a highly regarded company like Kelman that has such a strong position in power transformers and other areas,” said Marc Eller, CEO of Nano-Proprietary, Inc. “In the future, we also look forward to providing additional sensor technologies to Kelman for products to be developed for their other existing markets. In each case, a separate license agreement will be negotiated.”

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Nano-Proprietary’s business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in Nano-Proprietary’s annual report on Form 10-K/A for the fiscal year ended December 31, 2004, and in reports subsequently filed by Nano-Proprietary with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from Nano-Proprietary’s web site listed below. Nano-Proprietary hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

ABOUT KELMAN COMPANY, LTD.

Kelman Company, Ltd. is an international company operating on 5 continents with offices in 8 countries and an extensive distributor network. Kelman operates primarily in the areas of Power Products, Transformer Services, Emission Monitoring, and Railway products. Kelman’s website is www.kelman.co.uk.

ABOUT NANO-PROPRIETARY, INC.
Nano-Proprietary, Inc. is a holding company consisting of two wholly-owned operating subsidiaries. Applied Nanotech Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the field of electron emission applications from carbon film/nanotubes. Electronic Billboard Technology, Inc. (EBT) possesses technology related to electronic digitized sign technology. Nano-Proprietary’s website is www.nano-proprietary.com.

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